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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 7)*


                            Penn Octane Corporation
-----------------------------------------------------------------------------
                               (Name of Issuer)

                      Common Stock Par Value .01 per share
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   707573101
-----------------------------------------------------------------------------
                               (CUSIP Number)

          Emmett Murphy, 201 Main St., Suite 1555, Ft. Worth, Tx 76102
-----------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                                December 31, 2007
-----------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
   Schedule is Filed:

   [X] Rule 13d-1(b)

   [ ] Rule 13d-1(c)

   [ ] Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                                 13G                  Page 2 of 8 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Apogee Fund, L.P.          36-407-3030
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                             1,115,500
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                           0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                             1,115,500
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                             0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      1,115,500
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]         N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      7.25%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)



--------------------------------------------------------------------------------

                                          13G                  Page 3 of 8 Pages

Item 1.    (a).    Name of Issuer:
                   Penn Octane Corporation



           (b).    Address of Issuer's Principal Executive Offices:
                   77-530 Enfield Lane
                   Building 'D'
                   Palm Desert, CA 92211



Item 2.    (a).    Name of Person Filing:
                   Apogee Fund, L.P. A Delaware Ltd Partnership



           (b).    Address of Principal Business Office or, if none, Residence:
                   201 Main St Ste # 1555
                   Fort Worth, Tx 76102




           (c).    Citizenship
                   USA

                                          13G                  Page 4 of 8 Pages

Item 2.    (d).    Title of Class of Securities:

                   Common Stock Par value .01


           (e).    CUSIP Number:

                   707573101

Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a :

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                   U.S.C. 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                   Investment Limited Partnership

Item 4.            Ownership.

           (a).    Amount Beneficially Owned:
                   1,115,500


           (b).    Percent of Class:
                   7.25%


           (c).    Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote
                         1,115,500 shs.

                   (ii)  Shared power to vote or to direct the vote  0.

                   (iii) Sole power to dispose or to direct the disposition of
                         1,115,500 shs.


                   (iv) Shared power to dispose or to direct the disposition of 0.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d3(d)(1).

CUSIP No.                                 13G                  Page 5 of 8 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Emmett M. Murphy
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
      (a) [ ]

      (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                             181,700(1)
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                             0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                             181,700(1)
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                               0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      181,700(1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      [ ]         N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                             1.17%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


                                               IN
--------------------------------------------------------------------------------
(1) Assumes the exercise by the Reporting Person of 115,000 purchase warrants currently exercisable into 115,000 shares of Common Stock

                                          13G                  Page 6 of 8 Pages

Item 2.    (d).    Title of Class of Securities:

                   Common Stock Par value .01


           (e).    CUSIP Number:

                   707573101

Item 3.    If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a :

           (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
                   U.S.C. 78c).

           (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) [ ] An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j) [x] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                   Investment Limited Partnership

Item 4.            Ownership.

           (a).    Amount Beneficially Owned:
                   181,700


           (b).    Percent of Class:
                   1.17%


           (c).    Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote
                         181,700

                   (ii)  Shared power to vote or to direct the vote 0.

                   (iii) Sole power to dispose or to direct the disposition of
                         181,700


                   (iv) Shared power to dispose or to direct the disposition of 0.

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d3(d)(1).

                                          13G                  Page 7 of 8 Pages

Item 5.      Ownership of Five Percent or Less of a Class:

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]
                                    N/A

INSTRUCTION: Dissolution of a group requires a response to this item.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.


                                    N/A

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:


                                    N/A


Item 8.      Identification and Classification of Members of the Group:

                                          13G                  Page 8 of 8 Pages

Item 9.      Notice of Dissolution of Group:


                                    N/A

Item 10.     Certification:

             (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                                1/25/08
                                               ------------------------
                                               Date:

                                                /s/ EMMETT M. MURPHY
                                               ------------------------
                                               Signature:

                                               Emmett M. Murphy
                                               ------------------------
                                               Name/Title: President